Exhibit 99.1

News Release

For Immediate Release	CONTACT:
Bill Newbould
(610) 558-9800

ENDO PHARMACEUTICALS REPORTS

2006 SECOND QUARTER FINANCIAL RESULTS

CHADDS FORD, Pa., July 20, 2006 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the three months and six months ended June 30, 2006.

Net sales for the second quarter increased to $228.0 million compared with $196.4 million in the second quarter of 2005. Net income for the three months ended June 30, 2006 increased to $57.6 million compared with $49.0 million in the comparable 2005 period.

Diluted earnings per share for the three months ended June 30, 2006 were $0.43 compared with $0.37 in 2005. Diluted earnings per share for the three months ended June 30, 2006 includes $0.01 of stock compensation expense related to the adoption of SFAS 123(R).

“Our strong financial performance complements other significant accomplishments for Endo during the second quarter of 2006, in particular the FDA approval of both Opana® and Opana® ER and the commercial launch of SyneraTM,” said Peter A. Lankau, president and chief executive officer. “Strong net sales for Lidoderm®, due to continued strong market demand, were somewhat offset by the expected decline in net sales of our generic oxycodone extended-release tablets. We believe that the continued strength of our existing portfolio of products, including Lidoderm®, combined with the launch of Opana®, Opana® ER and SyneraTM, leaves us well positioned for the future.”

Year-to-Date Results

Net sales for the first six months of 2006 increased to $433.1 million compared with $334.1 million in the comparable 2005 period. Net income for the six months ended June 30, 2006 increased to $78.2 million compared with $62.9 million in the comparable 2005 period. As detailed in the Supplemental Financial Information below, adjusted net income for the six months ended June 30, 2006 was $116.8 million compared with $75.3 million in the same period of 2005.

Diluted earnings per share for the six months ended June 30, 2006 were $0.58 compared with $0.47 in 2005. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the six months ended June 30, 2006 were $0.87 compared with $0.57 in the same period of 2005.

2006 Financial Guidance

The company reaffirmed its overall guidance for 2006 and continues to expect net sales to be approximately $880 to $910 million. Combined net sales of Opana® ER and Opana® are expected to be approximately $20 to $30 million, substantially comprised of Opana® ER. Net sales of Lidoderm® in 2006 are now estimated to be at the high end of the company’s previous range of approximately $530 to $540 million. The company estimates adjusted diluted earnings per share for 2006 to be approximately

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$1.55 to $1.60. This excludes estimated upfront and milestone payments to partners, stock compensation charges related to the adoption of SFAS 123(R) — estimated to be approximately $0.05 per diluted share — and compensation expense and related employer payroll taxes funded by Endo Pharma LLC. Of course, there can be no assurance of Endo achieving these results. These 2006 estimates continue to include net sales of the company’s generic OxyContin of approximately $50 to $60 million and earnings attributable to its generic OxyContin sales of approximately $0.20 to $0.24 per diluted share.

Use of Non-GAAP Measures — Adjusted Net Income and Adjusted Diluted Earnings per Share:

Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Endo refers to these non-GAAP financial measures in making operating decisions because it believes they provide meaningful supplemental information regarding the company’s operational performance. For instance, Endo believes that these non-GAAP financial measures facilitate its internal comparisons to its historical operating results and comparisons to competitors’ results. The company includes these non-GAAP financial measures in its earnings announcements because it believes they are useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting at this time. Further, Endo believes that these non-GAAP financial measures may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Finally, these measures are considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release and are encouraged to read the description of the reconciling items contained within this press release.

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Supplemental Financial Information

A reconciliation of net income as determined by GAAP to adjusted net income for the six months ended June 30, 2006 and June 30, 2005 is as follows:

	(Unaudited) Six Months Ended
	June 30,
	2006	2005
	(in thousands, except per share data)
GAAP net income	$78,174	$62,861
Add: Income tax	48,300	38,457

GAAP income before income tax	126,474	101,318
Add: Compensation expense and related employer payroll taxes to be funded by Endo Pharma LLC	42,385	—
Add: Upfront and milestone payments to partners	10,400	20,000
Add: Stock compensation expense related to SFAS 123R	5,536	—

Adjusted income before income tax	184,795	121,318
Pro forma income tax	67,987	46,048

Adjusted net income	$116,808	$75,270

Diluted weighted average shares outstanding	133,973	132,879

Adjusted diluted earnings per share	$0.87	$0.57

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Product Review

Lidoderm®. For the three months ended June 30, 2006, net sales of Lidoderm® were $140.8 million versus $100.5 million in the same period a year ago. Prescription growth for Lidoderm® was up 20% and dispensed unit growth was up 24% in the second quarter of 2006 versus the comparable 2005 period. The company estimates that prescription demand for Lidoderm® in the second quarter of 2006 was approximately $138 million. For the first half of 2006, net sales of Lidoderm® were $265.9 million compared with $164.6 million in the same period a year ago. Prescription growth for Lidoderm® was up 23% and dispensed unit growth was up 26% for the first half of 2006 from the comparable 2005 period.

Percocet®. Net sales of Percocet® were $22.1 million for the three months ended June 30, 2006 versus $24.8 million in the same period in 2005. The company estimates that prescription demand for Percocet® in the second quarter of 2006 was approximately $26 million. Net sales of Percocet® were $49.6 million for the first half of 2006 compared with $52.2 million in the same period in 2005.

Frova®. Net sales of Frova® were $13.0 million for the three months ended June 30, 2006 versus $8.7 million in the same period in 2005. The company estimates that prescription demand for Frova® in the second quarter of 2006 was approximately $10 million. Net sales of Frova® were $20.0 million for the first half of 2006 compared with $14.8 million in the same period in 2005.

DepoDur®. Net sales of DepoDur® were $0.7 million for the three months ended June 30, 2006. The company began promoting DepoDur® in early 2005 with its 70-representative hospital sales force. The launch phase of this product is expected to continue throughout 2006.

SyneraTM. Although the company began the commercial shipments of SyneraTM to its customers during the second quarter of 2006, the company determined that it was not appropriate to recognize net sales for these shipments at this time under accounting principles generally accepted in the United States. Depending on the end-user demand of SyneraTM going forward, these shipments, which are recorded as deferred revenue of approximately $1.1 million, may be recorded as net sales in future periods

Other branded products. Combined sales of all other branded products were $2.7 million for the second quarter of 2006 compared with $2.6 million in the comparable period of 2005. Net sales of other branded products were $6.5 million for the first half of 2006 compared with $5.5 million in the same period in 2005.

Oxycodone extended-release. Net sales of oxycodone extended-release were $15.3 million and $24.3 million for the three months and six months ended June 30, 2006, respectively. In June 2005, the company began commercial sale of all four strengths of its extended-release oxycodone, the generic equivalent of OxyContin. Net sales of extended-release oxycodone were $29.2 million for the second quarter of 2005.

Other generic products. Net sales from the company’s other generic products in 2006 were $33.4 million in the second quarter and $65.1 million in the first half compared with $28.4 million and $65.6 million in the respective periods of 2005.

Conference Call Information

Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (866) 482-1020 (domestic) or (706) 758-1722 (international). Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from July 20, 2006 at 2:00 p.m. ET by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 3028106, and will run until 12:00 a.m. ET on July 27, 2006.

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A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on July 27, 2006. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non- historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre- clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed with the SEC on March 21, 2006. Readers should evaluate any statement in light of these important factors.

(Tables Attached)

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The following tables present Endo’s unaudited net sales for the three months ended June 30, 2006 and June 30, 2005:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Three Months Ended June 30,
	2006	2005
Lidoderm®	$140,822	$100,464
Percocet®	22,142	24,765
Frova®	13,046	8,677
DepoDur®	663	2,256
Other Brands	2,651	2,648

Total Brands	$179,324	$138,810

Oxycodone Extended Release	$15,311	$29,219
Other Generics	33,385	28,351

Total Generics	$48,696	$57,570

Total Net Sales	$228,020	$196,380

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The following tables present Endo’s unaudited net sales for the six months ended June 30, 2006 and June 30, 2005:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Six Months Ended June 30,
	2006	2005
Lidoderm®	$265,894	$164,564
Percocet®	49,637	52,184
Frova®	20,018	14,808
DepoDur®	1,560	2,256
Other Brands	6,536	5,469

Total Brands	$343,645	$239,281

Oxycodone Extended-Release	$24,292	$29,219
Other Generics	65,126	65,634

Total Generics	$89,418	$94,853

Total Net Sales	$433,063	$334,134

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The following table presents Endo’s consolidated statements of operations for the three months and six months ended June 30, 2006 and June 30, 2005 (Certain prior period amounts have been reclassified to conform to the current period presentation):

Endo Pharmaceuticals Holdings Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
NET SALES	$228,020	$196,380	$433,063	$334,134
COST OF SALES	50,408	42,258	99,145	71,843

GROSS PROFIT	177,612	154,122	333,918	262,291
COSTS AND EXPENSES:
Selling, general and administrative	64,264	55,847	164,431	109,207
Research and development	19,772	17,458	44,926	48,440
Depreciation and amortization	4,346	3,698	8,308	7,294

OPERATING INCOME	89,230	77,119	116,253	97,350
INTEREST INCOME, Net	5,658	2,109	10,221	3,968

INCOME BEFORE INCOME TAX	94,888	79,228	126,474	101,318
INCOME TAX	37,252	30,182	48,300	38,457

NET INCOME	$57,636	$49,046	$78,174	$62,861

NET INCOME PER SHARE:

Basic	$0.43	$0.37	$0.59	$0.48
Diluted	$0.43	$0.37	$0.58	$0.47

WEIGHTED AVERAGE SHARES:

Basic	133,051	131,973	132,964	131,922
Diluted	133,936	132,929	133,864	132,879

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The following table presents the Endo’s unaudited condensed consolidated balance sheet data at June 30, 2006 and December 31, 2005:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Balance Sheet Data (unaudited)

(in thousands)

	June 30,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$612,704	$500,956
Accounts receivable, net	259,656	290,826
Inventories, net	61,798	50,983
Income tax receivable	—	66,461
Other current assets	71,309	84,159

Total current assets	1,005,467	993,385
Property and equipment, net	34,681	38,001
Goodwill	181,079	181,079
Other Intangibles, net	113,898	99,065
Note Receivable	50,882	48,925
Other assets	9,259	11,223

TOTAL ASSETS	$1,395,266	$1,371,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to Endo Pharma LLC	$106,483	$200,450
Other current liabilities	297,009	309,063

Total current liabilities	403,492	509,513

Other liabilities	19,353	18,795

Total stockholders’ equity	972,421	843,370

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,395,266	$1,371,678

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The following table presents condensed consolidated cash flow data for the six months ended June 30, 2006 and June 30, 2005 (Certain prior period amounts have been reclassified to conform to the current period presentation):

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Six Months Ended
	June 30,
	2006	2005
Net cash provided by operating activities	$201,108	$25,230
Net cash used in investing activities	(24,129)	(7,293)
Net cash used in financing activities	(65,231)	(19,635)

Net increase/(decrease) in cash and cash equivalents	$111,748	$(1,698)

Cash and cash equivalents, beginning of period	$500,956	$278,034

Cash and cash equivalents, end of period	$612,704	$276,336

Net Cash Used in Financing Activities

During the six months ended June 30, 2006, net cash used in financing activities includes a $96.7 million payment to Endo Pharma LLC, a limited liability company that previously held a significant portion of Endo common stock, in which affiliates of Kelso & Company and certain other members of management had an interest. This payment was made pursuant to the tax- sharing agreement between the company and Endo Pharma LLC, which requires the company, under certain circumstances, to pay Endo Pharma LLC the amount of the tax benefits that are usable by the company as a result of the exercise of stock options granted pursuant to the Endo Pharma LLC Stock Option Plans, which stock options are exercisable only into shares of Endo common stock held by Endo Pharma LLC and, accordingly, do not dilute the ownership of the company’s public stockholders. The company used the compensation charges resulting from the Endo Pharma LLC Stock Option Plans to reduce its taxes in 2005, due to the exercise of Endo Pharma LLC stock options during 2005. The company has recorded a liability of $99.2 million as of June 30, 2006 related to exercises during 2005 which amount will be paid in the fourth quarter of 2006 and another $26.6 million related to exercises during 2006 which if used to reduce our 2006 income taxes will be paid in 2007. These amounts are partially offset by a receivable from Endo Pharma LLC of $19.3 million.

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